Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SFBC International, Inc. for the registration of 234,060 shares of common stock and to the incorporation by reference therein of our report dated June 22, 2001 with respect to the consolidated financial statements of Anapharm Inc. for the year ended April 30, 2001 and of our report dated June 13, 2000 with respect to the consolidated financial statements of Anapharm Inc. for the year ended April 30, 2000, both of which appear in the Form 8-K/A of SFBC International, Inc. dated June 4, 2002 filed with the Securities and Echange Commission.

/s/ ERNST & YOUNG LLP

Chartered Accountants

Quebec City, Canada

February 7, 2003.